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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
CINTAS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on October 19, 2004, at 10:00 a.m. Eastern Time at Cintas' Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 23, 2004. The participation of each shareholder is important. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend or vote at the meeting. Since seating will be limited, we ask shareholders to call 1-866-246-8277 to make a reservation for the meeting. When making your reservation, please give your full name, company name and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.

Upon arrival at the Annual Meeting, shareholders will be asked for a form of personal identification and, based on the reservation system noted above, an admission ticket will be reserved in the individual's name. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Whether or not you plan to attend the meeting, please complete and return your proxy form or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Richard T. Farmer
Chairman of the Board

September 1, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
CINTAS CORPORATION

Time:	10:00 a.m., Eastern Time
Date:	October 19, 2004
Place:	Cintas Corporate Headquarters 6800 Cintas Boulevard Cincinnati, Ohio

Purpose:

  1.
  To elect nine directors;

  2.
  To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005;

  3.
  To vote on two shareholder proposals if properly presented;

  4.
  To conduct other business if properly raised.

Only shareholders of record on August 23, 2004 may attend or vote at the meeting. The approximate mailing date of the Proxy Statement and accompanying Proxy Card is September 1, 2004.

The vote of each shareholder is important. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card attachment enclosed.

Thomas E. Frooman
Vice President and Secretary – General Counsel

September 1, 2004

GENERAL INFORMATION

Who may vote

Shareholders of Cintas, recorded in our stock register on August 23, 2004, may vote at the meeting. As of that date, Cintas had 171,503,768 shares of Common Stock outstanding. Each share is entitled to one vote on each matter submitted to the shareholders at the annual meeting.

How to vote

You may vote in person at the meeting or by proxy. You may also vote by Internet or telephone using one of the methods described in the proxy card. We recommend you vote by proxy, Internet or telephone even if you plan to attend the meeting. If desired, you can change your vote at the meeting.

How proxies work

Cintas' Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees for Directors proposed by the Board of Directors, "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005, "AGAINST" the first shareholder proposal if properly presented and "FOR" the second shareholder proposal if properly presented.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy

You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Cintas' Secretary in writing at the address under "Questions?" on page 21.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of all other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of shares voting.

Only votes for or against a proposal count. Abstentions and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.

Attending in person

Only shareholders, their proxy holders and Cintas' guests may attend the meeting.

ELECTION OF DIRECTORS
(Items 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election all of our current directors, namely: Richard T. Farmer, Robert J. Kohlhepp, Scott D. Farmer, Paul R. Carter, Gerald V. Dirvin, Robert J. Herbold, Joyce Hergenhan, Roger L. Howe and David C. Phillips. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

Six of our nine nominees meet Nasdaq independence standards. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:
Richard T. Farmer[1] 69
Richard T. Farmer is the founder of Cintas Corporation. He has served as Chairman of the Board of Cintas Corporation and its predecessor companies since 1968. Prior to the founding of Cintas, Mr. Farmer was with his family owned company, which Cintas acquired in the early 1970's. Prior to August 1, 1995, Mr. Farmer also served as Chief Executive Officer.
Robert J. Kohlhepp[1] 60
Robert J. Kohlhepp has been a Director of Cintas since 1979. He has been employed by Cintas since 1967 serving in various executive capacities including Vice President – Finance until 1979 when he became Executive Vice President. He served in that capacity until October 23, 1984, when he was elected President, a position he held until July 1997. Mr. Kohlhepp became Chief Executive Officer on August 1, 1995, and served in that capacity until July 2003. He now serves as Vice Chairman of the Board and works for Cintas in strategic planning and investor relations. He is also a Director of Parker Hannifin Corporation, Cleveland, Ohio.
Scott D. Farmer 45
Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising and Rental Division Group Vice President. In 1994, he was elected to the Board of Directors and in 1997, he was elected President and Chief Operating Officer. He was elected Chief Executive Officer in July 2003.
Paul R. Carter2&4 64
Paul R. Carter was elected a Director of Cintas in 2002. Mr. Carter formerly was a Director of Wal-Mart, Inc. and its Chief Financial Officer. He retired as Executive Vice President of Wal-Mart, Inc. and President of Wal-Mart's real estate division effective January 31, 2003.

Gerald V. Dirvin3&4 67
Gerald V. Dirvin was elected a Director of Cintas in 1993. Mr. Dirvin joined The Procter & Gamble Company in 1959 and served in various management positions. He retired as Executive Vice President and Director of Procter & Gamble in 1994.
Robert J. Herbold1,3&4 62
Robert J. Herbold was elected a Director of Cintas in 2001. Mr. Herbold served as Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 until his retirement in the Spring of 2001. From 2001 until June 2003, he worked part time for Microsoft Corporation as Executive Vice President assisting in the government, industry and customer areas. Currently, he is the Managing Director of Herbold Group, LLC, a consulting firm. Mr. Herbold is also a Director of Weyerhaeuser Company, First Mutual Bank and Agilent Technologies, Inc.
Joyce Hergenhan[4] 62
Joyce Hergenhan was elected a Director of Cintas in 2004. Ms. Hergenhan was with the General Electric Company for 22 years, serving as both vice president for corporate public relations and president of the GE Foundation until her retirement in early 2004.
Roger L. Howe2,3&4 69
Roger L. Howe has been a Director of Cintas since 1979. He was Chairman of the Board of U.S. Precision Lens, Inc., until his retirement in 1997. Mr. Howe held that position in the firm for over five years. Mr. Howe is a Director of Convergys Corporation.
David C. Phillips2&4 66
David C. Phillips was elected a Director of Cintas in 2003. He was with Arthur Andersen LLP for 32 years, in which he served in several Managing Partner leadership positions. After retiring from Arthur Andersen in 1994, he became Chief Executive Officer of Downtown Cincinnati, Inc., from which he retired in 1999 to expand his financial consulting services business and to work with Cincinnati Works, Inc. Cincinnati Works, Inc. is an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work. He is also a Director of Meridian Bioscience, Inc. and Summit Mutual Funds.

Ages are as of September 1, 2004.

Richard T. Farmer is the father of Scott D. Farmer.

        1        Member of the Executive Committee of the Board of Directors.

        2        Member of the Audit Committee of the Board of Directors.

        3        Member of the Compensation Committee of the Board of Directors.

        4        Member of the Nominating and Corporate Governance Committee of the Board of Directors.

CORPORATE GOVERNANCE

Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on Nasdaq and it files reports with the Securities and Exchange Commission, it is also subject to NASD rules as well as various provisions of federal securities laws as recently changed by the Sarbanes-Oxley Act.

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions and the declaration of dividends. The Board also reviews financial and internal controls and management succession planning.

During fiscal 2004, the Board of Directors met on six occasions and took action by writing on one occasion. In addition, the independent directors met on two occasions during fiscal 2004 without the presence of management directors.

Cintas expects all directors to attend shareholders' meetings. All directors attended the 2003 Annual Meeting except Paul Carter. Mr. Carter was absent due to a family emergency, but was able to attend the related Board of Directors meeting via conference call. Each of Cintas' directors attended 100% of the aggregate of all meetings of the Board and committees of which they were a member.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website in each case to the attention of the Secretary.

For fiscal 2004, Directors who are not employees of Cintas received a $14,000 annual retainer for serving as a Director plus $2,750 for each meeting attended. Committee members also received $1,200 for each committee meeting attended. Committee Chairmen received an additional fee of $3,000 per year. Each nonemployee Director was also granted an option to purchase 1,000 shares of Common Stock at an exercise price equal to the market price on the date of grant. Directors who are employees of Cintas are not separately compensated for serving as Directors.

Nonemployee directors may elect to defer all or part of these fees either into Cintas stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year United States Treasury Bills. Deferred fees are payable in one to 120 monthly installments beginning in a month selected by the Director, but in no case later than the first month after the Director leaves the Board.

At its meeting on April 28, 2004, the Board reviewed, approved and adopted the Cintas Code of Ethics. A copy of Cintas' Code of Ethics is available on our website.

The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Executive Committee is composed of Robert J. Herbold (Chairman), Richard T. Farmer and Robert J. Kohlhepp. It acts for the Board as required between Board meetings.

Each of the following committees is composed of nonemployee directors each of whom meets the relevant independence requirements established by Nasdaq and the Sarbanes-Oxley Act that apply to their particular assignments.

THE AUDIT COMMITTEE

The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors. The Charter was attached to the proxy statement for Cintas' 2003 Annual Shareholders' Meeting and is also available on our website. Paul R. Carter has been designated as the Audit Committee financial expert by the Board of Directors.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and is currently establishing procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

During the year, the Committee has discussed with both Ernst & Young LLP and management Cintas' actions to establish controls and procedures pursuant to new requirements of the Sarbanes-Oxley Act.

Committee members: Roger L. Howe (Chairman), Paul R. Carter and David C. Phillips.

Meetings last year: Three.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Cintas' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In conjunction with their responsibilities, the Audit Committee also reviews the quarterly earnings release and 10-K and 10-Q filings prior to release.

Cintas adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the Cintas annual audit. This policy draws a distinction between audit, audit related and nonaudit services, and prohibits the independent registered public accounting firm from performing nonaudit services except for tax services. Cintas will not use its independent registered public accounting firm to perform nonaudit related services such as nonfinancial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions. Audit related services that will be permitted include: 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting, review of internal controls and assistance with due diligence audits.

The Committee has noted that it is not the practice of Cintas' executive officers to utilize the independent registered public accounting firm for personal planning purposes.

The Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Cintas' accounting principles and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States), including Statement on Auditing Standards No. 61 (as amended) and Securities and Exchange Commission rules. In addition, the Committee has discussed with the independent registered public accounting firm the firm's independence from management and Cintas including the matters in the written disclosures required by the Independence Standards Board including Independence Standards Board Standard No. 1. The Committee concluded that the provision of audit related services is compatible with maintaining the auditors' independence.

The Committee discussed with Cintas' independent registered public accounting firm the overall scope and plan for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Cintas' internal controls, and the overall quality of Cintas' financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, which adopted the recommendation, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of Cintas' fiscal 2004. Fees billed for services in fiscal 2004 were:

Audit Fees	$293,000
Audit Related Services(1)	$111,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(2)	$275,000

Fees billed for services in fiscal 2003 were:

Audit Fees	$315,000
Audit Related Services(1)	$283,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(2)	$949,000

  (1)
  Audit related services include review of SEC registration statements, benefit plan audits and consultation on accounting standards or transactions.

  (2)
  All other fees consist of tax services.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Roger L. Howe (Chairman), Paul R. Carter, and David C. Phillips

THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing compensation levels for management.

Committee members: Gerald V. Dirvin (Chairman), Robert J. Herbold and Roger L. Howe.

Meetings last year: One.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Policies

Cintas' executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employees. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified executives, to recognize individuals who exceed expectations and to link closely overall corporate performance and executive pay. The methods by which the Committee believes Cintas' long-term objectives can be achieved are through incentive compensation plans and the issuance of options to purchase Cintas' Common Stock.

The Committee has established three primary components of Cintas' executive compensation plan. The three components are:

  •
  base compensation;

  •
  performance incentive compensation; and

  •
  stock-based performance compensation through stock option grants.

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the chief executive officer of a company, as well as the other executive officers listed in the compensation table will not be deductible unless the compensation is performance-based and approved by shareholders. This law was not considered by the Committee in determining fiscal 2004 compensation since compensation levels were not in excess of the amounts deductible under the law.

Base Compensation

The Committee annually reviews base salaries of executive officers. The factors which influence decisions made by the Committee regarding base salaries are levels of responsibility and potential for future responsibilities, salary levels offered by competitors and comparable companies and the overall performance of Cintas. The Committee's practice in establishing salary levels is based in part on salary levels of competitively comparable jobs and is not based upon any specific objectives or policies, but reflects the subjective judgment of the Committee. However, specific annual performance goals are established for each executive officer.

Based on the Committee's comparison of Cintas' overall compensation levels as a percent of revenues and net income to comparable companies in the industry, the Committee believes its overall compensation levels are appropriate.

Performance Incentive Compensation

A performance incentive compensation component, which is paid out in the form of an annual cash bonus, was established by the Committee to provide a direct financial incentive to achieve corporate and operating goals. The basis for determining performance incentive compensation is quantitative in nature. At the beginning of each fiscal year, the Committee establishes a target bonus for executive officers based on a target level of earnings per share.

Stock Option Grants

Executive compensation to reward past performance and to motivate future performance is also provided through options granted under Cintas' Stock Option Plans. The purpose of each plan is to encourage executive officers to maintain a long-term stock ownership position in Cintas in order that their interests are aligned with those of Cintas' shareholders. The Committee, at its discretion, has the authority to determine participants in the plan, the number of shares to be granted and the option price and term. An individual's stock option award is evaluated on a subjective basis and granted to the participant until an ownership position exists which is consistent with the participant's current responsibilities.

Options granted to executive officers in Fiscal 2004 can be found under "Option Information."

Chief Executive Officer Compensation

The Committee established the base salary for Scott Farmer, Chief Executive Officer during 2004, primarily on a subjective evaluation of Cintas' prior year's financial results, past salary levels and compensation paid to other chief executive officers in Cintas' industry, as well as other U.S. based companies. Based on the Committee's comparison of Cintas' overall compensation level for Mr. Farmer as a percent of revenue and net income to comparable companies, the Committee believes his overall compensation level is appropriate. The Committee also established a performance incentive bonus arrangement for Mr. Farmer. Based on Cintas' belief that shareholder value is best enhanced by increases in earnings per share, the Committee based this arrangement for fiscal 2004 on a target level of earnings per share. The program provided for no bonus if earnings per share did not increase 10% over the prior year's earnings per share of $1.45. The bonus potential ranged from 10% of base salary if earnings per share increased by $.16 over the prior year up to a maximum of 70% if earnings per share increased by $.36 over the prior year. Cintas did not meet the target level of earnings per share in fiscal 2004. As such, Mr. Farmer did not receive a bonus.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE, Gerald V. Dirvin (Chairman), Robert J. Herbold and Roger L. Howe

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting and to fill any Board vacancies that may arise between meetings. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. The Nominating and Corporate Governance Committee met once during the year. A copy of the Committee's Charter is available on our website.

Director Joyce Hergenhan was elected a director by the Board in 2004, upon nomination by the Nominating Committee. She was recommended for that position by a Cintas employee.

Committee members: Robert J. Herbold (Chairman), Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan, Roger L. Howe and David C. Phillips.

Meetings last year: One

PRINCIPAL SHAREHOLDERS

The following person is the only shareholder known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 23, 2004:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Richard T. Farmer[1]	25,927,601[2]	15.1%

  1
  The address of Richard T. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

  2
  Includes 93,152 shares owned by Mr. Farmer's wife, 92,925 shares owned by a corporation controlled by Mr. Farmer, and 25,740,386 shares held by a family partnership.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION

These tables show how much Cintas Corporation Common Stock each director and executive officer of Cintas named in the summary compensation table owned on August 23, 2004.

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class
Richard T. Farmer 68	Chairman of the Board	25,927,601	(2)	15.1%
Robert J. Kohlhepp 60	Vice Chairman of the Board	3,541,809	(3)	2.1%
Scott D. Farmer 45	President, Chief Executive Officer and Director	926,349	(4)	*
Paul R. Carter 64	Director	2,000		*
Gerald V. Dirvin 67	Director	32,950		*
Robert J. Herbold 62	Director	2,750		*
Joyce Hergenhan 62	Director	1,000		*
Roger L. Howe 69	Director	1,049,434	(5)	*
David C. Phillips 66	Director	1,600	(6)	*
William C. Gale 52	Senior Vice President and Chief Financial Officer	35,663		*
Thomas E. Frooman 37	Vice President and Secretary – General Counsel	26		*
Karen L. Carnahan 50	Vice President and Treasurer	49,509		*
All Directors and Executive Officers as a Group (12 persons)		31,570,691	(7)	18.4%

  Ages are as of September 1, 2004.

  * Less than 1%

  (1)
  Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. Kohlhepp – 165,000 shares; Mr. S. Farmer – 27,000 shares; Mr. Carter – 1,000 shares; Mr. Dirvin – 16,750 shares; Mr. Gale – 21,013 shares; Mr. Herbold – 1,750 shares; Mr. Howe – 16,750 shares; Mr. Phillips – 500 shares and Ms. Carnahan – 17,100 shares.

  (2)
  See Principal Shareholders on page 9.

  (3)
  Includes 348,253 shares held in trust for members of Mr. Kohlhepp's family, 176,016 shares held by a corporation that is controlled by Mr. Kohlhepp and 1,783,025 shares held by a family partnership.

  (4)
  Includes 337,350 shares held in trust for the benefit of Mr. Farmer's children, 4,038 shares owned by Mr. Farmer's wife and 83,880 shares held by a limited partnership.

  (5)
  Includes 161,472 shares owned by a limited partnership.

  (6)
  Includes 500 shares held by a family trust.

  (7)
  Includes options for 266,863 shares, which are exercisable within 60 days.

The following is a description of our non-director executive officers:

William C. Gale joined Cintas in April 1995 as Vice President – Finance and Chief Financial Officer. He also was appointed Senior Vice President in July 2003. He is responsible for finance, accounting, administration and acquisitions.

Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary – General Counsel. From July 1997 through December 2001, he was a member of the law firm Keating, Muething & Klekamp, P.L.L.

Karen L. Carnahan joined Cintas in 1979. She has held various accounting and finance positions with Cintas. In March 1992, she was elected Treasurer of Cintas and was elected Vice President of Cintas in July 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cintas' executive officers, directors and persons who own more than ten percent of Cintas' Common Stock to file reports of ownership with the Commission and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2004 all filing requirements were met, except that, as a result of ministerial error, Karen Carnahan reported a gift of 300 shares on July 20, 2004, that was required to be reported by July 15, 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compen- Sation ($)		Shares Underlying Option Grants (#)	All Other Compen- sation($)(1)
Robert J. Kohlhepp Vice Chairman of the Board	2004 2003 2002	423,983 543,900 490,000	— — —	45,444 67,511 61,725	(2) (2) (2)	— — —	8,370 7,702 21,288
Scott D. Farmer President, Chief Executive Officer and Director	2004 2003 2002	550,000 499,500 450,000	— — —	— — —		50,000 — 10,000	7,981 7,665 6,918
William C. Gale Senior Vice President and Chief Financial Officer	2004 2003 2002	320,000 288,600 260,000	34,954 — —	— — —		— 12,500 —	7,866 7,763 6,527
Thomas E. Frooman(3) Vice President and Secretary – General Counsel	2004 2003 2002	275,000 240,750 108,173	35,000 — —	— — —		— 35,000 25,000	7,673 3,267 —
Karen L. Carnahan Vice President and Treasurer	2004 2003 2002	250,000 222,000 200,000	17,038 — 17,900	— — —		3,000 4,000 3,000	7,957 8,001 6,920

  (1)
  Includes the actuarially projected current dollar value of the benefits to Mr. Kohlhepp and his spouse under a split-dollar life insurance plan. Cintas ceased making payments in fiscal 2003.

    The Cintas Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employees. Included above are the dollars contributed by Cintas pursuant to the Partners' Plan.

  (2)
  Represents compensation associated with the use of Cintas' aircraft ($13,969, $44,809 and $27,480 in 2004, 2003 and 2002, respectively), financial planning ($18,750, $11,250 and $22,500 in 2004, 2003 and 2002, respectively) and other expense reimbursements.

  (3)
  Mr. Frooman joined Cintas on December 3, 2001.

OPTION INFORMATION

The following table sets forth information regarding stock options granted to the executives named in the Summary Compensation Table during fiscal 2004:

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2004
			Exercise Price ($/Sh.)	Expiration Date
Name					5%	10%
Robert J. Kohlhepp	—	N/A	N/A	N/A	N/A	N/A
Scott D. Farmer	50,000	4.14%	39.29	7/29/13	1,235,463	3,130,907
William C. Gale	—	N/A	N/A	N/A	N/A	N/A
Thomas E. Frooman	—	N/A	N/A	N/A	N/A	N/A
Karen L. Carnahan	3,000	..25%	39.29	7/29/13	74,128	187,854

The following table sets forth information regarding stock options exercised by the executives named in the Summary Compensation Table during fiscal 2004 and the value of in-the-money unexercised options held by them as of May 31, 2004:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Unexercised Options at May 31, 2004		Value of Unexercised In- The-Money Options at May 31, 2004($)(1)
	Shares Acquired on Exercise (#)	Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Kohlhepp	15,000	561,375	129,000	51,000	4,146,066	1,193,955
Scott D. Farmer	63,000	1,629,219	—	153,000	—	1,837,235
William C. Gale	12,192	309,916	18,261	46,001	564,752	706,736
Thomas E. Frooman	—	—	—	60,000	—	290,400
Karen L. Carnahan	—	—	16,800	23,500	503,194	272,958

  (1)
  Value is calculated as the difference between the fair market value of the Common Stock on May 31, 2004 ($45.33 per share) and the exercise price of the options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Cintas provides its Chairman, Richard T. Farmer, with personal use of the company aircraft. Cintas computes a compensation amount related to such use under the United States Treasury regulations which is then recognized by Mr. Farmer in his annual compensation. The compensation expense associated with the use of the aircraft by Mr. Farmer was $159,475 in fiscal 2004. In addition, Mr. Farmer received financial planning, Partners' Plan contributions and other reimbursements in the amounts of $45,703 in fiscal 2004.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as Cintas' independent registered public accounting firm for fiscal 2005. If shareholders do not ratify this selection, the Audit Committee intends to continue the employment of Ernst & Young LLP at least through fiscal 2005, as the new fiscal year has already commenced. However, the Audit Committee will take the vote into account in selecting the independent registered public accounting firm for fiscal 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

COMMON STOCK PERFORMANCE GRAPH

The following graph summarizes the cumulative return on $100 invested in Cintas' Common Stock, the S&P 500 Stock Index and the common stocks of the three largest publicly traded companies engaged primarily in the uniform related industry determined by net assets at year end (the "Peer Index"). The companies included in the Peer Index are Aramark Corporation, G & K Services, Inc. and UniFirst Corporation.

Total shareholder return was based on the increase in the price of the stock and assumed reinvestment of all dividends. Further, total return was weighted according to market capitalization of each company. The companies in the Peer Index are not the same as those considered by the Compensation Committee.

Over the last five-year period, total shareholder return on Cintas' Common Stock increased 10%. Over the same five-year period, total shareholder return on the S&P 500 Stock Index decreased 7% and the return on the Peer Index common stock decreased 9%.

TOTAL SHAREHOLDER RETURNS
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

OTHER ITEMS TO BE VOTED ON BY SHAREHOLDERS

First Shareholder Proposal
(Item 3 on the Proxy Card)

The American Federation of State, County and Municipal Employees Pension Plan have advised us that it intends to present the following proposal:

  RESOLVED, that the shareholders of Cintas Corporation ("Cintas") urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in Cintas' income statement.

Supporting Statement

U.S. accounting principles allow companies to choose between two alternatives when accounting for fixed stock option awards like those made by Cintas to its officers and nonemployee directors: they can "expense" the awards, recognizing their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. Cintas has elected footnote disclosure rather than expensing.

We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: "If stock options aren't a form of compensation, what are they? If compensation isn't an expense, what is it? And, if expenses shouldn't go into the calculation of earnings, where in the world do they go?"

The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst's Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor's now calculates "core earnings" in which the cost of options is treated as an expense.

We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate government best practices. Recognizing this, 576 companies had announced their intention to expense stock options as of April 27, 2004, according to Bear, Stearns & Co. The Financial Accounting Standards Board has also voted to require stock option expensing in 2005. While the mandatory expensing of stock options appears to be inevitable, we believe that voluntarily expensing stock options sends a signal to investors that a company is committed to accounting transparency and corporate governance best practices.

Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference Board's Commission on Public Trust and Private Enterprise recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

Finally, we believe that not expensing stock options may lead to overuse by companies that see them as "free money." As Standard & Poor's has stated, "when something is significantly under priced, it is often also substantially over consumed."

We urge shareholders to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

An identical proposal was presented at the last shareholders' meeting and rejected by shareholders. The supporting statement for this proposal is, with the exception of the fourth paragraph, identical to that submitted at the last meeting.

Under Generally Accepted Accounting Principles, companies are authorized to not expense options, but instead describe in notes to the financial statements the results that would occur if options were expensed. Cintas has followed this practice consistently.

The accounting treatment for stock options is under consideration by the United States Congress, the Securities and Exchange Commission and the Financial Accounting Standards Board. We believe that standards will be adopted requiring the expensing of stock options for fiscal years beginning after December 15, 2004. However, Cintas does not think it prudent to choose a method of expensing stock options now that may be different from the method eventually required. Accordingly, Cintas' Board and Audit Committee, which is comprised of only independent directors, does not believe the best interests of the company or its shareholders would be served by changing these accounting practices now and possibly having to make a further change once final accounting standards in this area have been issued.

Most public companies, including those in Cintas' peer group identified in the Common Stock Performance Graph on page 15, do not expense options. We believe that, until changes are mandated by the Financial Accounting Standards Board or some other body, we should adhere to our consistent policy of not expensing options. We believe this method enhances the comparability of our earnings results with those of most other companies.

Accordingly, the Board requests a vote AGAINST this proposal.

Second Shareholder Proposal
(Item 4 on the Proxy Card)

The Office of the Comptroller of the City of New York, as Trustee of the New York City Employees' Retirement System and the New York City Teachers' Retirement System and the General Board of Pension and Health Benefits of the United Methodist Church are the primary proponents for themselves and several other shareholders of the following proposal:

Whereas: Consumers and shareholders are concerned about whether abusive working conditions and absence of a living wage exist in facilities where the products they buy are produced or assembled.

Reports of human rights violations in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, sweatshop conditions and the denial of basic labor rights.

Cintas currently operates factories or purchases products from a number of countries that have been cited by the U.S. Department of State for human rights abuses and unfair labor practices (February 25, 2004: www.state.gov/g/drl/rls/hrrpt/2003). Our company purchases products made in Haiti, where, according to the U.S. Department of State in 2003, "Collective bargaining was nonexistent and employers set wages unilaterally" (www.state.gov/g/drl/rls/hrrpt/2003/27902.htm).

We are concerned that publicity focused on our company related to allegations of labor violations in its supply chain may have a negative impact on shareholder value ("Sweatshop Claim Sparks Lawsuit," Financial Times, April 13, 2004).

Our company has adopted a "Code of Conduct for Vendors." We believe its code should be based on the United Nations' International Labor Organizations' (ILO) core labor standards and the United Nations Norms on the Responsibilities of Transnational Corporations with Regards to Human Rights that define workplace human rights (http://www1.umn.edu/humanrts/links/commentary-Aug2003.htm). It is our opinion that Cintas needs to demonstrate enforcement of its code by reporting to shareholders on how it implements the code, how it monitors its suppliers and how it addresses any issues of non-compliance that are found.

We perceive any credible code compliance program needs to include independent monitoring by groups outside of the company, a verification process that is transparent and regular public reporting of monitoring results.

As investors, we believe it is prudent for the Cintas Corporation to establish incentives to encourage its suppliers and vendors to raise labor standards. Human rights violations in the workplace can damage our company's reputation, lead to the loss of brand value or result in costly litigation.

Therefore be it resolved, that shareholders request that the Board of Directors review and report to shareholders by April 2005, on the adherence of Cintas' suppliers to the company's Code of Conduct for Vendors, omitting proprietary information and prepared at reasonable cost.

Supporting Statement

The proponents believe that a comprehensive implementation and monitoring of the Code of Conduct for Vendors will benefit the company by helping to ensure that it is not associated with human rights violations in the workplace.

We urge you to vote FOR this proposal.

The Board of Directors recommends a vote FOR this proposal for the following reasons:

Cintas has developed a report on the implementation of its Code of Conduct and Audit Program for its apparel suppliers beginning with fiscal year 2005.

The major points of the Code of Conduct previously adopted by Cintas require its vendors to:

  •
  Operate in compliance with applicable laws.

  •
  Set working hours, wages and overtime in compliance with the local laws.

  •
  Despite local laws, not allow anyone under age 16 to work at the facility.

  •
  Treat all employees with respect and dignity.

  •
  Not require anyone to remain in employment against their will.

  •
  Not discriminate between workers of different cultures or ethnic groups.

  •
  Provide a safe and healthy work environment.

  •
  Comply with all customs, laws and regulations.

  •
  Guard against illegal shipments of drugs.

  •
  Protect employees' right to collective bargaining.

  •
  Ensure that subcontractors also meet these standards.

The Company augments these requirements with an audit and review program, including a 119-point annual audit of our major contractors and suppliers. Audits are conducted by independent, third-party auditing firms that are highly experienced in the specific operations of the apparel industry, and fully practiced in the standards and guidelines outlined by organizations such as FLA, WRAP and SA8000.

If Cintas determines that any vendor is not operating in a manner consistent with this Code, Cintas may either terminate its business relationship or require that vendor to implement an immediate corrective action plan. If corrective action is advised but not taken, Cintas can suspend placement of future orders and may terminate current production. Over the years, Cintas has terminated a number of contracts with vendors and suppliers that have operated inconsistently with the Code of Conduct.

Additionally, as a part of the due diligence process involved in an acquisition, Cintas reviews the acquired company's supplier relationships and may terminate – as it has in the past – existing contracts to ensure future conformity with the Code of Conduct.

Annual Code of Conduct Report

Starting with the fiscal year ending 2005, Cintas will report on the implementation of its Code of Conduct, which report will provide for that year:

  •
  A summary of the number of apparel suppliers encompassed within Cintas' Code of Conduct and Audit Program.

  •
  The number of on-site audits conducted as part of the program for Fiscal Year 2005, and a description of the elements contained within the audit process.

  •
  A summary of the audits' findings, with notes regarding corrective actions requested by Cintas and the outcome of the suppliers' efforts.

  •
  A summary of any relationships that Cintas has chosen to terminate because of its Code of Conduct and Audit Program.

This report will be made available to shareholders on our website, no later than August 31, 2005, and annually thereafter.

Accordingly, the Board requests a vote FOR this proposal.

PROPOSALS FOR NEXT YEAR

Shareholders who desire to have proposals included in the Notice for the 2005 Shareholders' Meeting must submit their proposals in writing to Cintas at its offices on or before May 3, 2005.

The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2005 Shareholders' Meeting, it must be received prior to July 15, 2005.

Cintas' Bylaws requires that items of new business and nominees for director be presented at least 15 days prior to the date of the meeting.

OTHER MATTERS

Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

    Thomas E. Frooman
    Vice President and Secretary – General Counsel
    6800 Cintas Boulevard
    P. O. Box 625737
    Cincinnati, Ohio 45262-5737

or call (513) 459-1200.

For information about your record holding, call Computershare Investor Services at 1-888-294-8217. We also invite you to visit Cintas' Internet site at www.Cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

FRONT OF CARD

CINTAS CORPORATION	PROXY FOR ANNUAL MEETING
6800 Cintas Blvd., P.O. Box 625737, Cincinnati, Ohio 45262-5737

        The undersigned hereby appoints RICHARD T. FARMER, ROBERT J. KOHLHEPP, and WILLIAM C. GALE, or any of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cintas Corporation to be held October 19, 2004, at 10:00 a.m. (Eastern Time) at the Company's Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio and at any adjournment of such Meeting as specified below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 4 AND AGAINST
ITEM 3.

1.
Authority to elect nine nominees listed below.
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

Richard T. Farmer; Robert J. Kohlhepp; Scott D. Farmer; Paul R. Carter; Gerald V. Dirvin; Robert J. Herbold; Joyce Hergenhan; Roger L. Howe; David C. Phillips

WRITE THE NAME OF ANY NOMINEE(S) FOR
WHOM AUTHORITY TO VOTE IS WITHHELD
2.
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005.

FOR	AGAINST	ABSTAIN
3.
Proposal to adopt a policy of expensing the cost of stock options in Cintas' income statement.

FOR	AGAINST	ABSTAIN
4.
Proposal to issue a report on Cintas' code of conduct for vendors.

FOR	AGAINST	ABSTAIN
5.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

(Continued on other side)

BACK OF CARD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND AGAINST PROPOSAL 3.

, 2004
Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

QuickLinks

  GENERAL INFORMATION
  ELECTION OF DIRECTORS
  CORPORATE GOVERNANCE
  THE AUDIT COMMITTEE
  AUDIT COMMITTEE REPORT
  THE COMPENSATION COMMITTEE
  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
  PRINCIPAL SHAREHOLDERS
  DIRECTOR AND EXECUTIVE OFFICER INFORMATION
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SUMMARY COMPENSATION TABLE
OPTION INFORMATION
  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 2 on the Proxy Card)
  PERFORMANCE GRAPH
  OTHER ITEMS TO BE VOTED ON BY SHAREHOLDERS
  QUESTIONS?